Williams Controls Reports First Quarter 2009 Results

PORTLAND, OR -- (Marketwire - February 10, 2009) - Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced financial results for its first quarter ended December 31, 2008.

Net sales for the first quarter of fiscal 2009 were $10,691,000, down 28.6% from the $14,972,000 reported in the first quarter of fiscal 2008. The Company incurred a net loss in the first quarter of fiscal 2009 of $841,000, or $0.11 per diluted share, compared to net income of $1,156,000, or $0.15 per diluted share, for the corresponding quarter in fiscal 2008. Included in the first quarter results was a non-cash after tax charge of $157,000, or $0.02 per diluted share, for the Company's unfunded deferred compensation program and a one-time charge to write down marketable securities of $317,000, or $0.04 per diluted share.

In the first quarter of fiscal 2009, the Company began to see a significant reduction in the number of units of heavy trucks and busses, and to a lesser extent off-road vehicles, built world-wide. The Company believes this is due to the significant recessionary pressures in the United States and portions of the rest of the world. A number of the Company's large OEM customers have publicly announced reductions in build rates which impacted our first fiscal quarter of 2009 and will likely impact our sales to those customers at some level for the remainder of fiscal 2009. Sales to NAFTA truck customers were down 24% when compared to the first quarter of fiscal 2008. Sales to the Company's European truck and Asian customers both decreased 48% when compared to the first quarter of fiscal 2008. Net sales to off-road customers declined 24% when compared to the first quarter of fiscal 2008.

The Company incurred an operating loss of $909,000 in the first quarter of fiscal 2009 compared to operating income of $1,798,000 in the same quarter of fiscal 2008. The earnings decline was primarily the result of the overall sales decline of $4.3 million from the prior year quarter. Excluding the non-cash compensation expense recognized in conjunction with the Company's unfunded deferred compensation plan, operating expenses increased 3% over the prior year quarter. This increase is primarily attributed to an increase in research and development expense for new products under development.

"The economic crisis has certainly had its impact on the world-wide truck and off-road markets, and we have not been immune," said Patrick W. Cavanagh, Williams Controls' President and Chief Executive Officer. He continued, "However, we are in excellent position with our strong cash reserves, no long or short term debt and our low cost China manufacturing capability." He concluded, "We have made adjustments to our cost structure to reflect the lower volumes we are experiencing, however we have been careful to not reduce our commitment and investment in new programs, products and markets to maintain our world-wide leadership position."

Williams Controls will hold an investor conference call at 4:15 P.M. Eastern Time on Tuesday, February 10, 2009 to provide an overview of the first quarter of fiscal 2009 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The conference access code is 80755797. An audio replay will be available by telephone through February 28, 2009. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The access code will be 80755797.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems ("ETCs") for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls' website at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings, economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                          Williams Controls, Inc.
        Unaudited Condensed Consolidated Statements of Operations
        (Dollars in thousands, except share and per share amounts)

                                              Three month    Three month
                                              period ended   period ended
                                              December 31,   December 31,
                                                  2008           2007
                                               (unaudited)    (unaudited)
                                              -------------  -------------
Net sales                                     $      10,691  $      14,972
Cost of sales                                         8,137         10,086
Gross profit                                          2,554          4,886
Research and development expense                      1,146          1,009
Selling expense                                         651            678
Administration expense                                1,666          1,401
Operating income (loss)                                (909)         1,798
Interest income                                         (13)           (22)
Interest expense                                          5             88
Loss on impairments of investments                      317              -
Other (income) loss, net                                 87            (34)
Income (loss) before income taxes                    (1,305)         1,766
Income tax (benefit) expense                           (464)           610
Net income (loss)                             $        (841) $       1,156
Earnings (loss) per share information:
Basic -
Net income (loss) per common share            $       (0.11) $        0.15
Weighted average shares used in per share
 calculation - basic                              7,463,409      7,508,861
Diluted -
Net income (loss) per common share            $       (0.11) $        0.15
Weighted average shares used in per share
 calculation - diluted                            7,463,409      7,756,635

                          Williams Controls, Inc.
              Unaudited Condensed Consolidated Balance Sheets
                          (Dollars in thousands)

                                              December 31,   September 30,
                                                  2008            2008
                                               (unaudited)     (unaudited)
                                              -------------  -------------
                   Assets
Current Assets:
   Cash and cash equivalents                  $       6,382  $       9,060
   Short-term investments                               127            263
   Trade accounts receivable, net                     6,436         10,438
   Other accounts receivable                          1,500            835
   Inventories                                        8,480          8,215
   Deferred income taxes                                353            428
   Prepaid expenses and other current assets          1,049            301
      Total current assets                           24,327         29,540

Property, plant and equipment, net                    9,322          9,096
Deferred income taxes                                 1,473          1,446
Other assets, net                                       515            526
      Total assets                            $      35,637  $      40,608

   Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable                           $       3,048  $       4,784
   Accrued expenses                                   4,785          5,224
   Current portion of employee benefit
    obligations                                         285            285
      Total current liabilities                       8,118         10,293

Long-term Liabilities:
   Employee benefit obligations                       4,359          4,322
   Other long-term liabilities                          352            345

Stockholders' Equity:
   Preferred stock                                        -              -
   Common stock                                          75             75
   Additional paid-in capital                        35,927         35,744
   Accumulated deficit                               (5,570)        (4,729)
   Treasury stock                                    (2,665)          (377)
   Accumulated other comprehensive loss              (4,959)        (5,065)

      Total stockholders' equity                     22,808         25,648
      Total liabilities and stockholders'
       equity                                 $      35,637  $      40,608

Contact:
Mike Rusk
Financial Controller
Telephone: (503) 684-8600